Exhibit 99.1

Investor Contact:

Dan O’Neil

dan.oneil@credosemi.com

Media Contact:

Diane Vanasse

diane.vanasse@credosemi.com

Credo Technology Group Names Kate Schuelke as New Chief Legal Officer

San Jose, Calif., January 09, 2024 – Credo Technology Group Holding Ltd (Nasdaq: CRDO) (“Credo”), an innovator in providing secure, high-speed connectivity solutions today announced that Kate Schuelke will join Credo as Chief Legal Officer (CLO) and Corporate Secretary on January 26, 2024. Ms. Schuelke brings more than 30 years of legal technology industry experience to Credo, having most recently served as CLO of Seagate Technology LLC where she oversaw all legal functions, including the global security and government relations teams.

“Kate’s the right leader to help accelerate Credo’s growth as we continue to scale as an innovator and disruptor with our new breed of connectivity solutions,” said Bill Brennan, President and CEO of Credo. “Her business and legal experience, including more than 20 years in the semiconductor industry, will play a critical role in navigating the growth opportunities and challenges which lie ahead as we address the demands for AI, high performance compute and the continuing expansion of Hyper Scale Data Centers.”

“The semiconductor industry is at an inflection point, with so much potential growth opportunity,” Ms. Schuelke said. “I am thrilled to join the Credo team at this pivotal time and look forward to contributing to the company’s future success.”

Ms. Schuelke will succeed Adam Thorngate-Gottlund, who has served as Credo’s General Counsel since 2016. Credo thanks Mr. Thorngate-Gottlund for his contributions and dedication to Credo.

Kate Schuelke Biography

Kate Schuelke has more than 30 years of experience as legal counsel with a variety of technology companies overseeing intellectual property law, corporate governance, litigation, compliance, mergers and acquisitions, commercial transactions, global security and government relations. Kate was appointed as Seagate Technology’s Chief Legal Officer and Corporate Secretary in 2017. Prior to joining Seagate, Kate was Senior Vice President, General Counsel, and Secretary at Altera Corporation, during which time she helped negotiate that company's purchase by Intel. Earlier in her career, Kate held several positions of increasing responsibility at major law firms, both domestically and internationally and was a Fulbright Scholar lecturer on U.S. intellectual property law while overseas. Kate received a Bachelor of Arts Degree in Economics from the University of Buffalo and received her Juris Doctor from New York University School of Law. Kate serves on the board of directors of SiTime Corporation.

About Credo

Our mission is to deliver high-speed solutions to break bandwidth barriers on every wired connection in the data infrastructure market. Credo is an innovator in providing secure, high-speed connectivity solutions that deliver improved power efficiency as data rates and corresponding bandwidth requirements increase exponentially throughout the data infrastructure market. Our innovations ease system bandwidth bottlenecks while simultaneously improving on power, security, and reliability. Our connectivity solutions are optimized for optical and electrical Ethernet applications, including the emerging 100G (or Gigabits per second), 200G, 400G, 800G and the emerging 1.6T (or Terabits per second) port markets. Credo products are based on our proprietary Serializer/Deserializer (SerDes) and Digital Signal Processor (DSP) technologies. Our product families include Integrated Circuits (ICs) for the optical and line card markets, Active Electrical Cables (AECs) and SerDes Chiplets. Our intellectual property (IP) solutions consist primarily of SerDes IP licensing.

For more information, please visit https://www.credosemi.com. Follow Credo on LinkedIn.

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